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                      MARKETING AND DISTRIBUTION AGREEMENT

         This Agreement is made as of April 24, 2006, to be effective as of the Effective Date, as defined below, between CirTran Corporation, a Nevada corporation (referred to as "Licensor"), and Media Syndication Global, LLC, a Delaware limited liability company ("Marketer").

         WHEREAS, Licensor has been the exclusive manufacturer of the True Ceramic Pro Bio-ionic hair styler (the "Product") designed by Advanced Beauty Solutions, LLC ("ABS"). ABS also developed certain intellectual property related to the Product as described below, including trademarks and infomercials. Licensor is in the process of acquiring the rights to the Product and related intellectual property from ABS's bankruptcy estate.

         WHEREAS, Marketer is in the business of, among other things, advertising, marketing and distributing products in various media, including television, print, mail order international media and retail in all channels, and North American retail in all channels.

         WHEREAS, the parties wish to set forth in this Agreement their understanding of the terms, and conditions upon which Licensor will grant to Marketer certain rights to use, distribute, sell, advertise, promote and otherwise exploit the Product.

         NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.       Marketing and Distribution Rights.

         Subject to satisfaction of the Purchase Condition, as defined below, Licensor grants to Marketer the exclusive right to advertise, promote, market, sell and otherwise distribute the Product throughout the world (the "Territory"), by means of direct response television programming however distributed and by all other means, media and channels of distribution; including, but not limited to International TV and retail, North American retail in all channels, radio, catalog, Internet, Live Home Shopping, credit card stuffers, now existing or hereafter developed.

         Licensor grants Marketer the following rights:

         1.1 Use of Materials. The right to use the trademarks and/or trade names, artwork or promotional materials which Licensor may own, control or have the right to use with respect to the Products, including the trademarks and/or trade names listed in the Schedule attached hereto.

         1.2 Use of the Infomercial. The right to use and modify, in accordance with Section 1.4, the television advertisements for the Product of approximately one half hour in length (the "Existing Infomercial") as well as the right to produce additional television advertisements for the Product of


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                  approximately one half hour in length and any shorter versions as  Marketer  deems  necessary  by any  means  or  media  (the
                  "Additional   Infomercials"  or  together  with  the  Existing
                  Infomercial, the "Infomercials") as described in Section 2.

         1.3 Names, Likenesses and Endorsements. In connection with the exercise of the Marketing and Distribution Rights, the right to use the names, likenesses (including, without limitation, photographs, illustrations, films and videotapes), endorsements and testimonials of all endorsers and other persons that Licensor may own, control or have the right to use with respect to the Product. All fees or royalties associated with such rights, whether for the Infomercials or otherwise, are the responsibility of Marketer.

         1.4 Modifications. Marketer shall have the right to modify the Existing Infomercial, including the right to edit the Existing Infomercial into shorter forms. For the purpose of distribution in languages other than English in the Territory, Marketer has the right to duplicate and modify the Existing Infomercial and Licensor's Artwork, including the right to make insertions and deletions, dub foreign languages or voiceovers, or to use time compression or expansion techniques. Marketer shall have the right to translate, modify and otherwise revise and edit product packaging and printed, video or audio materials included with the Product and to include such modified versions with the Product.

         1.5 Product Packaging. The right to develop such groupings, ensembles, configurations and packaging of the Product and other ancillary goods as Marketer may determine with Licensor's approval, not to be unreasonably withheld.

         1.6 Subdistributors. Marketer shall have the right to utilize outside parties with regard to distribution into other channels of distribution within the Territory, including but not limited to, retail, catalog, credit card syndication, print, and Internet.

2.       The Purchase Condition.

         2.1 As used herein, the "Purchase Condition" shall mean that Licensor has all rights to the Product, the Existing Infomercial and related intellectual property from ABS's bankruptcy estate on terms acceptable to Licensor. As of the date of this Agreement, Licensor has submitted a bid to the bankruptcy estate which it believes is the highest qualified bid. If Licensor's bid is confirmed, Licensor anticipates that it will be required to negotiate in good faith with Tri-Star Products or other potential distributors for the grant of distribution rights to Tri-Star or such other distributor. The Purchase Condition will be satisfied when and if Licensor notifies Marketer that (i) the Bankruptcy Court has approved the sale to Licensor (whether on the terms set forth in Licensor's bid or other terms acceptable to Licensor), (ii) Licensor's purchase has been completed, and (iii) Licensor's negotiations with Tri-Star or other distributors concluded without the grant of distribution rights to Tri-Star or such other distributor. The date that the Purchase Condition is


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                  satisfied  is  referred  to as the  "Effective  Date".  If the
                  Effective Date has not occurred by July 31, 2006, this Agreement shall terminate with no liability of either party to the other.

3.       Infomercials.

         3.1 Delivery of Existing Infomercial. As soon as practicable after the Effective Date, Licensor shall deliver to Marketer a master copy of the Existing Infomercial on broadcast quality videotape, together with such additional raw footage as may be available to Licensor. Except for the limited rights granted herein to Marketer, all Existing Infomercial footage, including but not limited to, both audio and video shall at all times remain the property of Licensor.

         3.2 Production of the Additional Infomercials. Marketer may, at its own cost and expense, produce the Additional Infomercials. Prior to the first use of any Additional Infomercial, Marketer shall provide a copy to Licensor for review, and Marketer agrees to modify any Additional Infomercial to which Licensor objects as being offensive, misleading, illegal or otherwise disparaging or degrading the image of the Product. Except with Licensor's express written consent, the Additional Infomercials shall not advertise or promote any product which is competitive with the Product. With the exception of any footage provided by Licensor, all Infomercial footage, including but not limited to, both audio and video shall at all times remain the property of Marketer.

4. Exclusivity. During the term of this Agreement, unless terminated by either party under the terms of this agreement, Marketer agrees that it will purchase from Licensor 100% of the requirements of Marketer for the Product and any other product substantially similar to the Product ("Similar Product"). The parties acknowledge that non-electric hair care products are not Similar Products. Accordingly, Marketer will not purchase, manufacture, or cause any third party to manufacture, any Product during the term of this Agreement or at any time thereafter, except from Licensor. Marketer will not purchase, manufacture, or cause any third party to manufacture, any Similar Product during the term of this agreement and for a period of one (1) year thereafter, except from Licensor.

5.       Test Marketing.

         5.1 Within sixty (60) days following the Effective Date, Marketer shall conduct test marketing, which may take the form of Infomercial (30-minute paid program) media buying, print, insert, on-page, or any combination thereof of the Product in selected markets in the United States utilizing the Existing Infomercial, which may be modified by Marketer ("Test Marketing"). Marketer will inform Licensor in advance of proposed infomercial media purchases (including the times of day and markets in which the infomercial will be aired) and Marketer will revise any such proposed airings to which Licensor reasonably objects. The Test Marketing shall continue until Marketer has obtained sufficient data to decide whether wide-scale airing of the Infomercials and wide scale marketing of the Product is justified, but in any event the Test


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                  Marketing  will end no later than  ninety  (90) days after the
                  Effective Date, and the Marketer will spend a minimum of $25,000 in overall media (not less than 50% of which is for broadcast or cable television) during this period. During the period of the Test Marketing, Marketer may purchase minimum quantities and distribute the Product to the channels stated in this Agreement, but Marketer shall not make any binding commitments to distribute Product beyond the Test Marketing (other than remaining inventory from the required purchase of the Minimum Initial Quantity) unless Marketer has notified Licensor that the Test Marketing was a success.

         5.2 Upon the conclusion of the Test Marketing, Marketer will notify Licensor whether wide scale airing of the Infomercials and wide scale marketing of the Product ("Roll-out") is justified. Roll-out will be conclusively presumed to be justified if the [sales to media ratio] exceeds 2:1. If Roll-out is justified, Marketer will use its commercially reasonable efforts to market the Product in accordance with this Agreement. If Marketer notifies Licensor that Roll-out is not justified then, at Licensor's option, either (i) the parties will attempt to negotiate such modifications to this Agreement as shall be acceptable to the parties and will thereby justify wide scale marketing, or (ii) if Licensor so elects, or if the parties are unable to negotiate acceptable modifications within a reasonable time after the end of Test Marketing, this Agreement shall terminate. If the Agreement is terminated pursuant to this Section 5.2, Marketer shall nevertheless remain liable to purchase and pay for the Minimum Initial Quantity described in Section 6 and Marketer shall have the right to use the Intellectual Property to liquidate the Minimum Initial Quantity over a one year period from the date of termination; provided that Marketer uses its best efforts to maintain the integrity of the Product image, by maximizing the wholesale price points to the marketplace.

6.       Minimum Order Requirements.

         6.1 Minimum Initial Quantity. Subject only to satisfaction of the Purchase Condition, Marketer shall purchase a minimum of 10,000 units (the "Minimum Initial Quantity") of the Product from Licensor, unless waived by mutual consent of both parties. Marketer's obligation to purchase the Minimum Initial Quantity shall survive any termination of this Agreement, including termination pursuant to Section 5.2, other than termination due to failure of the Purchase Condition. Licensor shall treat any termination prior to purchase of the Minimum Initial Quantity as a binding purchase order from Marketer for any portion of the Minimum Initial Quantity not previously purchased (the "Shortfall"); provided that Licensor will not be obligated to ship any of the Shortfall until the Shortfall is paid for in full.

         6.2 Roll-out Volume. Following completion of the Test Marketing and commencement of the Roll-out, Licensor may, upon 30 days' prior written notice to Marketer, terminate this Agreement (i) if Marketer fails to purchase from Licensor at least 50,000 units of Product in any three month period (pro-rated in the case of the quarter than includes commencement of the


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                  Roll-out),  or (ii) if  Marketer  fails to  purchase  at least
                  400,000 units of Product in each 12 month period consisting of four calendar or fiscal quarters following the Roll-out.

7. Supply of Products. Unless otherwise agreed by parties, all order for the Product purchased from Licensor will be subject to the following terms and conditions:

         7.1 Purchase Orders. All orders will be placed pursuant to written purchase orders issued by Marketer. Licensor will sell, or its designated vendor shall sell, to Marketer at prices specified in the Schedule such quantities of the Product as Marketer shall order; provided that a minimum of one container load must be purchased for delivery to a given destination unless the entire order can be filled from inventory located in the destination country. Licensor shall hold the Schedule price firm for firm confirmed purchase orders placed within 12 months commencing from the Effective Date. Following the twelve month moratorium on price increases, Licensor may from time to time adjust the pricing by written notice to Marketer based on changes in the U.S. Dollar costs of Licensor's materials, labor and contracted manufacturing. Any increase in pricing shall be effective forty-five (45) days after the date of such written notice.

         7.2 Description of Goods. All risk of damage and loss to the Product which is the subject of a shipment transfers to
                  Marketer upon such acceptance, in merchantable condition unless such damage is caused by Licensor's gross negligence or willful misconduct in connection with Licensor's manufacturing, packaging, shipping or warehousing of Product shall be borne by Marketer.

         7.3 Defective Products. In the event that Marketer determines that any Product delivered to it hereunder does not conform to Licensor's warranty, it shall request an RMA number from Licensor and upon receipt of such number shall return to Licensor a reasonable number of randomly selected samples thereof for review and analysis by Licensor. If Licensor confirms that the Product is defective, Licensor shall, subject to its rights described below, reimburse Marketer for its freight costs (ground shipping) to return the Product and either issue Marketer a credit memo for replacement Product or, at Licensor's option, replace such defective Product as promptly as possible. In either such event, Marketer shall, at Licensor's option, either destroy all such defective Product and so certify in writing to Licensor or return all such defective Product to Licensor at Licensor's expense. If after analyzing any Products alleged by Marketer to be nonconforming, Licensor disagrees with Marketer's determination with respect thereto, Marketer shall submit such samples to an independent Control Lab approved by both Parties, which shall make its own determination as to whether or not such Product conforms with the Specifications, which determination shall be final and binding upon the parties. If the Control Lab agrees with Marketer's determination that the Product is defective, then Licensor shall pay the cost of the Control Lab and refund, credit or replace at Marketer's option.

         7.4 Shipment of Goods. Licensor will ship all goods in accordance with Marketer's purchase order or, if differently instructed by Marketer's traffic department, in accordance with such


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                  instructions. Licensor will indicate Marketer's purchase order number on all invoices, packages and other communications relating to purchase orders. Licensor will notify Marketer immediately if Licensor is unable to ship or cause shipment of all or any portion of the goods covered by a purchase order by the specified shipping date. If Licensor is unable to ship or cause shipment of all or any portion of the goods covered by a
                  purchase  order,   Licensor  shall  provide  Marketer  with  a
                  detailed   packing  list   indicating   the  exact  times  and
                  quantities that are available for shipment.

         7.5 Freight Terms. As used on the Schedule "F.O.B. Port" means that the Product will be shipped FOB Los Angeles or other west coast port selected by Licensor. Product shipped F.O.B. Port includes the cost of freight, insurance, tariffs and other shipping expenses up to the point of delivery at the port, but import duties or customs and the costs of any storage, demurrage, shipping, insurance or freight from that point will be the responsibility of Marketer. As used in the Schedule "F.O.B. Factory" means that the Product will be shipped FOB Licensor's or its subcontractor's manufacturing plant in Asia. All customs, tariffs, freight, insurance and other shipping expenses from the F.O.B. point will be paid by Marketer.

         7.6 Payment Terms. Ten percent (10%) of the cost of the Products (exclusive of shipping) is due and payable by wire transfer of immediately available U.S. funds to an account specified by Licensor on the date Marketer places the purchase order. The invoice for the remaining balance will be due and payable (i) in the case of F.O.B. Port Products, upon arrival of the shipment in the U.S. port (or loss in transit if applicable) and prior to release of the original bill of lading, (ii) in the case of F.O.B. Factory Products, upon release of the Product to Marketer's carrier at the factory. Invoices not paid when due shall bear interest at 1.5% per month, or the maximum legal interest rate, whichever is lower, until paid. Licensor will consider in good faith proposals from Marketer for alternative financing which provide Licensor with equal or greater security for payment, but Licensor shall have sole discretion to accept or reject any such proposal.

         7.7 Periodic Reports. Marketer shall provide on or before the tenth of each calendar quarter a report (the "Quarterly Report") to Licensor summarizing the number of Products sold, stated separately for the DRTV and retail channels and for domestic and international sales, as well as statements of Marketers inventory. Licensor and its representatives may, on reasonable notice, examine Marketer's books records used to produce the Quarterly Report during normal business hours at the offices of Marketer on five business days' notice. Marketer shall provide on or before the tenth of each calendar month a report to Licensor containing a non-binding good faith estimate of demand for the following six months. Marketer shall provide to Licensor on a weekly basis such reports as Licensor may reasonably request which are customarily available from participants in the DRTV distribution channel, including media reports, telemarketing sales and analysis, and fulfillment reports.


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8.       Regulatory  Approvals.   Licensor  shall  cooperate  with  Marketer  in
         securing all regulatory and other approvals.

9.       Intellectual Property Rights

         9.1 Licensor's Intellectual Property. Subject to the rights granted to Marketer under this Agreement, Marketer shall not acquire any right, title or interest in or to Licensor's design and packaging of the Products, Licensor trademarks, or Licensor's artwork (the "Intellectual Property").

         9.2 Enforcement of Rights. Licensor shall have the right, but shall not be required, at its expense to enforce its rights in the Intellectual Property against infringement thereof. In the event that Licensor declines to do so, Marketer shall have the right to enforce any such rights in the Territory in Licensor's name at Marketer's sole cost and expense. Marketer shall fully inform Licensor of the status of any such enforcement efforts.

         9.3 Marketer's Intellectual Property. Licensor acknowledges and agrees that it shall acquire no right, title or interest in or to any trademarks, trade names or other intellectual property owned by Marketer.

10.      Licenser's Representations, Warranties and Covenants.

         10.1 Licensor represents, warrants and covenants that during the term hereof (including any renewal term) no other entity, or individual, has or will have the right to market, license or otherwise exploit the Product in the distribution channels herein contemplated. Further, Licensor covenants and agrees that it will not itself during the term hereof (including any renewal term) market the Product in the distribution channels.

         10.2 Licensor represents and warrants that it is not a party to or bound by any other contractual or other obligations that would adversely affect or impair the rights granted to Marketer herein.

         10.3 As of the Effective Date, Licensor represents and warrants that there is no litigation, arbitration proceeding, governmental or other regulatory proceeding or any other claim pending or threatened against Licensor which may adversely affect the rights granted to Media Solution Services under this Agreement.

         10.4 Licensor represents and warrants that, as of the Effective Date, it will have sufficient rights to grant the rights and licenses to Marketer hereunder, and that Licensor will not be bound by any contract in contravention of this Agreement.

11.      Indemnification.

         11.1 By Licensor. Licensor shall indemnify and hold harmless Marketer and its subsidiaries, affiliates, sub-distributors and sub-licensees and their respective officers, directors, shareholders, employees, licensees, agents, successors and


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                  assigns from and against any and all  liabilities and expenses whatsoever, including without limitation, claims, damages, judgments, awards, settlements, investigations, costs and reasonable legal fees ("Claims"), which any of them may incur or become obligated to pay as a result of (i) the use of any of Licensor's trademarks or Licensor's artwork, or (ii) the
                  breach  by  Licensor  of  its   representations,   warranties,
                  covenants or obligations under this Agreement. Licensor is not aware of any claims that the Product infringes on the patent rights of others, but due to the Product rights having been purchased out of the Bankruptcy Court, no indemnity is provided for any such claims that may arise in the future.

         11.2 By Marketer. Marketer shall defend, indemnify and hold harmless Licensor and its officers, directors, shareholders, employees, licenses, agents, successors and assigns from and against any and all Claims which any of them may incur or become obligated to pay arising out of or resulting from the breach by Marketer of any of its representations, warranties, covenants or obligations under this Agreement.

         11.3 Procedure. Promptly after learning of the occurrence of any event which may give rise to its rights under the provisions of this Section 11, any party seeking to enforce such right (a "Claiming Person") shall give written notice of such matter to the party against whom enforcement of such rights is sought (the "Indemnifying Party"). The Claiming Person shall cooperate with the Indemnifying Party in the negotiation, compromise and defense of any such matter. The Indemnifying Party shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided the Indemnifying Party shall promptly notify the Claiming Person of all material developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior consent of the Claiming Person, which shall not be bound by any such compromise or settlement absent its prior consent.

12.      Term.  Unless sooner  terminated in accordance  with the  provisions of
         Section 6 or 13, this Agreement shall remain in full force and effect for an "Initial Term," commencing as of the Effective Date and expiring three years thereafter. If Marketer has purchased the minimum quantities required by Section 6.2, then the Agreement will renew for successive terms of one (1) year each.

13.      Termination.

         13.1 Upon Breach. Either party may terminate this Agreement upon 45 days notice to the other party upon the breach by the other party of any of its material representations, warranties, covenants or obligations under this Agreement. Upon the expiration of such notice period, this Agreement shall terminate without the need for further action by either party, provided, however, that if the breach upon which such notice of termination is based shall have been fully cured to the reasonable satisfaction of the non-breaching party within such


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                  30-day notice period, then such notice of termination shall be deemed rescinded. Such right of termination shall be in addition to such other rights and remedies as the terminating party may have under applicable law.

14. Rights and Duties Upon Termination. For a period of one year following the expiration or termination of this Agreement under Sections 12 or 13 (other than a termination by Licensor due to Marketer's material breach), Marketer shall retain the rights to sell its inventory of Products on hand at termination by doing the following: (i) accept and process orders for the Products that were placed prior to the effective date of termination, (ii) accept and process those orders from customers with whom Marketer was negotiating or whom Marketer had solicited prior to the effective date of termination, (iii) solicit and fill reorders from prior customers, (iv) advertise and promote the Products by means of any media purchased or committed to prior to the effective date of termination and accept and process all orders for the Products which it receives pursuant to such advertisement and promotion, and (v) use Licensor's Intellectual Property in connection with the exercise of the foregoing rights. Marketer shall notify Licensor of any inventory of the Products remaining in Marketer's hands after the exercise of the foregoing rights, and if Licensor does not elect to promptly repurchase such inventory from Marketer at Marketer's cost, then Marketer shall have the right to dispose of such inventory in such manner as Marketer may determine. Termination of this Agreement will not affect rights accrued prior to termination, including obligations to pay any amounts owed to the other party and responsibility for returns. The provisions of Sections 4, 11 and 15 shall survive termination.

15. Confidentiality. All customer lists, price lists, written and unwritten marketing plans, techniques, methods and data, sales and transaction data, and other information designated or deemed either by Marketer or Licensor as being confidential or a trade secret, shall constitute confidential information of Marketer or Licensor, respectively ("Confidential Information"). Marketer and Licensor shall hold all Confidential Information in the strictest confidence and shall protect all Confidential Information with the same degree of care that Marketer and Licensor exercises with respect to its own proprietary information. Without the prior written consent of the other, Marketer or Licensor shall not use, disclose, divulge or otherwise disseminate any Confidential Information of the other party to any person or entity, except for each party's attorneys and such other professionals as a party may retain in order for it to enforce the provisions of this Agreement. Notwithstanding the foregoing Marketer and Licensor shall have no obligation with respect to any Confidential Information which
         (i) is or becomes within the public domain through no act of Marketer or Licensor in breach of this Agreement, (ii) was lawfully in the possession of Marketer or Licensor without any restriction on use or disclosure prior to its disclosure hereunder, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, (iv) is required to be disclosed pursuant to rule or regulations promulgated under federal or state securities laws and applicable to the proposed discloser, or (v) is required to be disclosed by order of any court of competent jurisdiction or other government authority (provided in such latter case, however, that each party shall timely inform the other of all such legal or governmental proceedings so that the party may attempt by appropriate legal means to limit such disclosure, and Marketer and

         Licensor shall further use their best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

16. Product Warranty. EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SATISFACTORY QUALITY.

17. Product Liability Insurance. For the life of the Products sold by Licensor to Marketer, or any third party on Licensor's behalf, Licensor will maintain and keep in force product liability insurance with an insurer approved by Marketer in the amounts not less than $2,000,000 per occurrence and $3,000,000 in the aggregate covering all Products purchased by Marketer from Licensor. Marketer (and upon Marketer's request any of its subsidiaries, affiliates or sub-licensees who are involved with the marketing and distribution of the Products) shall be named as additional insureds on all such insurance policies, each of which shall be endorsed so as to provide at least 30 days notice to Marketer of its cancellation, termination or non-renewal. At Marketer's request, Licensor shall deliver to Marketer evidence of such insurance.

18. Limitation on Liability. EXCEPT FOR THE EXPRESS WARRANTIES CREATED UNDER THIS AGREEMENT AND EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT
         (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

19.      Miscellaneous.

         19.1 Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) after being sent by certified or registered mail, postage prepaid, to the party for whom intended to the following addresses:

                  If to Licensor:                  If to Marketer:
                  CirTran Corporation              Media Syndication Global, LLC
                  4125 South 6000 West             245 Fifth Avenue, Sixth Floor
                  West Valley City, UT  84128      New York, New York 10016
                  Attn:  Iehab Hawatmeh            Attn: Larry Nusbaum
                  Phone:   (801) 963-5180          Phone:  (212) 683-8533
                  Fax:    (801) 963-8823           Fax:  (212) 684-6207

         Each party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.

         19.2 Entire Agreement: Amendment. This Agreement (including the Schedule) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. No amendment of this Agreement shall be effective unless written and signed by both parties.

         19.3 Waiver of Breach. The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way affect the validity of this Agreement or the right of any party to thereafter enforce its provisions.

         19.4 Assignability. Neither party may assign this Agreement or any rights under it to any person or entity without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment without such consent shall be void.

         19.5 Right to Audit. Both parties and their representatives may, on reasonable notice, examine each other's books and records as they relate to this Agreement during normal business hours on five business days' notice. Such examination shall be at the audit requesting party's expense unless the examination reveals a discrepancy of more than 3% at which time the audit will be paid for by the audited party.

         19.6 Force Majeure. In the event of war, fire, flood, labor troubles, strike, riot, act of governmental authority, acts of God, or other similar contingencies beyond the reasonable control of either of the parties interfering with the performance of the obligations of such party, the obligations so affected shall be deferred or eliminated to the extent necessitated by such event or contingency without liability, but this Agreement shall otherwise remain unaffected. Notice with full details of any circumstances referenced herein shall be given by the affected party to the other party within ten days after its occurrence. The affected party shall use due diligence, where practicable, to minimize the effects of or end any such events.

         19.7 Further Actions. The parties agree to execute such additional documents and to perform such other and further acts as may be necessary or desirable to carry out the purposes and intents of this Agreement.

         19.8 Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability, and the parties shall with best efforts attempt to replace any such invalid or unenforceable provisions with one that comes reasonably close to the original intent and that is valid and enforceable. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, or render invalid or unenforceable such provision in any other jurisdiction.

         19.9 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

         19.10 Independent Contractor. No party is an employee or agent of the other party. Each party is and shall at all times remain an independent contractor.

         19.11 Conflict with Schedule. In the event of a conflict between this Agreement and the Schedule, the terms and conditions of the Schedule shall prevail.

         19.12 Currency. All dollar amounts set forth in this Agreement and the Schedule shall refer to U.S. Dollars.

         19.13 Governing Law, Dispute Resolution. This Agreement shall be governed by and construed by the laws of the State of Utah, disregarding the conflicts of laws provisions thereof. Any claim, dispute or controversy arising out of, or relating to any section of this Agreement or the making, performance, or interpretation of the rights and obligations explicitly set forth in this Agreement shall, upon the election by written notice of either party, be settled on an expedited basis by binding arbitration before a single arbitrator mutually agreeable to the parties, or if no agreement is reached, before a single arbitrator from the American Arbitration Association selected in accordance with its rules then in effect, which arbitration shall be conducted in accordance with such rules, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy. The location of such arbitration shall be in Salt Lake City, Utah.


IN WITNESS WHEREOF, the parties have caused this Agreement and Schedule to be duly executed on the date first written above.

MEDIA SYNDICATION GLOBAL, LLC                   CIRTRAN CORPORATION

By:      /s/ Larry Nusbaum                      By:   /s/ Iehab Hawatmeh
   -----------------------------                   -----------------------------

Name:        Larry Nusbaum                      Name:     Iehab Hawatmeh
Title:       President                          Title:    President

                                    SCHEDULE
                                    --------


1.       Product: The Product is available in four variations:

                  DRTV Product: TCP Flat Iron styler plus instructional DVD and travel kit (wallet, comb, brush and 6 hair clips) packaged in plain white or black box.

                  Basic Retail Product: TCP Flat Iron Styler plus instructional DVD boxed for retail.

                  Deluxe Retail Product: Same as DRTV Product but boxed for retail.

                  International Product: Same as DRTV Product but intended for sale outside of the United States or Canada.

         Product and pricing does not include any shampoo, conditioner or similar products ("wet goods").

2. Pricing and Freight Terms The pricing and freight terms for each variation as of the date of this Agreement is as follows:

                  DRTV Product: $24.00 F.O.B. Port.
                  ------------

                  Basic Retail Product: $28.00 F.O.B. Port.
                  --------------------

                  Deluxe Retail Product: $30.00 F.O.B. Port.
                  ---------------------

                  International Product: $22.00 F.O.B. Factory.
                  ---------------------

3.       Trademarks:

         TCP
         Flat-Iron
         True Ceramic Pro
         Bio-ionic styler




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